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Pricing Supplement dated October 8, 1996                      Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                        File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                   MEDIUM-TERM NOTES, SERIES C - FIXED RATE

======================================================================================================
Principal Amount:  $16,000,000                                      Interest Rate: 6.6580%
Agent's Discount or Commission:  $48,000                            Stated Maturity Date:  10/12/99
Net Proceeds to Issuer:  $15,952,000                                Original Issue Date:  10/11/96
Issue Price: 100%                                                   Trade Date:  10/08/96
======================================================================================================
Interest Payment Dates:  April 14, 1997 and                         Cusip No.: 00756QCN6
                         the 12th day of each
                         October and April thereafter


Day Count Convention:

         /X/    30/360 for the period from 10/11/96  to 10/11/99
         / /    Actual/360 for the period from       to
         / /    Actual/Actual for the period from    to

Redemption:

         /X/    The Notes cannot be redeemed prior to the Stated Maturity Date.

         / / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                Initial Redemption Percentage:
                Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         /X/    The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Option Repayment Dates:
                Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                          / /   Yes      /X/   No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:
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Form:

         /X/   Book Entry                                 / /    Certificated

Agent acting in the capacity as indicated below:

         /X/   Agent                                      / /    Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/X/      Other Provisions:  Bear Stearns & Co. Inc.

         / /   Salomon Brothers Inc

                         / /  CS First Boston

                                     / /   Donaldson, Lufkin & Jenrette
                                             Securities Corporation

                                                       / / Merrill Lynch & Co.